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                         CONSENT OF INDEPENDENT AUDITOR


         The firm, as Independent Certified Public Accountants, hereby consents to the use of the audit report dated July 31, 1998 on the consolidated statements of financial position of The Atlas Group, Inc. and subsidiaries as of June 30, 1998 and July 31, 1997, and the related consolidated statements of income and cash flows for the eleven months ended June 30, 1998 and the year ended July 31, 1997, in the filing of Form S-1 with the U.S. Securities and Exchange Commission by Atlas Pipeline Partners, L.P. We further consent to the use of our name as it appears under the caption "Experts."



                                                  /s/ McLaughlin & Courson
                                                 -------------------------------
                                                      McLaughlin & Courson



November 17, 1999